Exhibit 17(h)

                            Lord Abbett Equity Fund

                               1999 ANNUAL REPORT

                               [GRAPHIC OMITTED]

                          An insured investment designed
                          to help you capture capital growth
                          over the long term

Report to Shareholders
For the Fiscal Year End May 31, 1999

[PHOTO]
ROBERT S. DOW
CHAIRMAN

JUNE 15, 1999

"We will continue to seek out large-company stocks at attractive prices, and expect that some of these values may be found in energy companies and in the cyclical commodities sector, which includes aluminum and paper companies and selected manufacturing companies."


Lord Abbett Equity Fund completed its fiscal year on May 31, 1999. The Fund's net asset value was $29.36 per share versus $26.66 per share on May 31, 1998. The Fund's total return -- its percent change in net asset value with all distributions reinvested -- for the period was 10.17%. At the close of 1998, your Board of Trustees declared and paid dividends totaling $0.25 per share and capital gains totaling $2.17 per share.

The Fund will declare and pay a dividend from its net investment income in December 1999. A distribution of net capital gains realized from the sale of portfolio securities during the year, if any, will also be declared and paid at that time. As described in the prospectus, all such distributions are reinvested in additional shares of the Fund (unless otherwise instructed) until a "reverse split" is effected, thus retaining the same number of shares outstanding and the same total value of the shares that existed prior to the distributions. This enables shareholders to view the Fund's performance on a per-share basis. If you do not want to reinvest your dividends, notify DST Systems, Inc. at P. O. Box 419100 Kansas City, MO 64141 by November 30, 1999. The Fund encourages shareholders to reinvest all distributions because it maintains the amount of insurance on your original investment.

U. S. stocks were subject to significant volatility during the first half of the Fund's fiscal year. However, a more favorable environment developed later in the period as investors' concerns regarding diminished corporate earnings eased somewhat and low inflation and strong economic growth continued in the U. S. In the early months of 1999, investor sentiment continued to improve as Asian countries, which had been hit hard by currency problems and fallout from the faltering Japanese economy, began to recover. Japan's efforts to address its economic and banking system problems have given support to other Pacific Rim economies and have generated hope that the financial crises in that region may be nearing an end.

The downturn in the market that occurred in the third quarter of 1998 created an opportunity for the Fund to establish and add to positions in stocks that, in our opinion, became undervalued due to investor sentiment rather than deteriorating company fundamentals. During the period, positions we established or strengthened in telecommunications, technology and select financial services companies performed well. An increase in long-term interest rates, brought on by a rise in commodity prices, resulted in markdowns on our electric utility holdings.

We anticipate that the domestic economy will continue to grow in 1999, fueled in part by strong consumer spending. If recovery in Asia also continues, a global economic expansion seems likely for 2000. In any event, we expect to remain watchful of global inflationary pressures (brought on by rising commodity prices and a tightening U. S. labor market), interest rates, and valuations and volatility in the U. S. equity market. Presently, we do not expect inflation to exceed our earlier forecast of approximately 2-2 1/2% in 1999. We will continue to seek out large-company stocks at attractive prices, and expect that some of these values may be found in energy companies and in the cyclical commodities sector, which includes aluminum and paper companies and selected manufacturing companies.

Thank you for your confidence in Lord Abbett Equity Fund. We look forward to helping you achieve your financial goals in the years ahead.

  Fund Facts

A Reminder of Your Guarantee:

Participate in the stock market's potential rewards without risking the loss of your original investment in the initial offering, if held until May 31, 2000, with all dividends and distributions reinvested


Lord Abbett Equity Fund: The Insured Investment That Does Not Sacrifice Capital Growth Potential (1)

While investments in both Lord Abbett Equity Fund and a Certificate of Deposit ("CD") are insured, Fund shareholders participate in the growth potential of equities. During the period shown below, Lord Abbett Equity Fund provided impressive total returns relative to the CD.

Comparison Of Change In Value Of A $10,000 Investment In Lord Abbett Equity Fund
(2) And Six-Month CDs(3)

[GRAPHIC OMITTED]



 The Fund                 $29,370

 CDs                      $16,020

 Fiscal Year-end May 31


It is important to remember that the interest rate on a CD, unlike the Fund, is fixed and this rate and the principal, if held until maturity, are guaranteed. The Federal Deposit Insurance Corporation (FDIC) insures CDs up to $100,000. The guarantee applicable to shares of the Fund is issued by Financial Security Assurance Inc., a private company, rated Aaa by Moody's and AAA by Standard & Poor's. Past performance is no guarantee of future results.

SEC-Required Average Annual Rates Of Total Return At The Maximum Sales Charge Of 5.5% For The Periods Ended 6/30/99 Were:

    1 Year                5 Years             Life of Fund (inception: 6/1/90)

    +5.80%               +15.46%                        +12.87%

Unless otherwise stated, the results quoted above represent past performance based on the maximum sales charge of 5.5% and reflect appropriate Rule 12b-1 Plan expenses. Tax consequences are not reflected. The investment return and principal value of a Fund investment will fluctuate so that shares, on any given day or when redeemed on a day other than May 31, 2000, may be worth more or less than their original cost.

The Fund Offers The Growth Potential Of Stocks With The Security Of Insurance At 5/31/99, Lord Abbett Equity Fund was invested in a diversified portfolio of 57 equity securities.

  Lord Abbett Equity Fund's Top Five Equity Holdings         Percent of
                                                             Net Assets

  AT& T Corp.                                                    4.13%

  Mobil Corp.                                                    3.92%

  SCANA Corp.                                                    3.51%

  Bank One Corp.                                                 2.63%

  International Business Machines Corp.                          2.52%

  Total                                                         16.71%

  Data as of 5/31/99

(1) The Fund's insurance policy guarantees unconditionally and irrevocably that the net asset value of each initially purchased share will not be less than $10 on May 31, 2000, provided all dividends and distributions attributable to that share are reinvested.

(2) Data reflects the deduction of the maximum sales charge of 5.5%.

(3) CDs start at 5/31/90. Source: Lipper, Inc.

A Note About Year 2000 Matters

As you may know, there has been extensive media coverage about possible problems that may arise as a result of uncertainties about the ability of computers to "understand" dates using the year 2000. Potentially, these problems could disrupt the services and systems that the Fund relies on in its daily operations.

As a general matter, we believe the financial industry has taken a leadership role addressing year 2000 (Y2K) issues and this should help to inspire confidence among concerned investors. More specifically, Lord Abbett, Lord Abbett Distributor LLC and the Fund's transfer agent, custodian and other providers of services critical to the Fund have been actively working on reviewing and replacing or updating computer systems and computer-to-computer interfaces, as needed. Each has completed or is in the process of testing new or revised systems and interfaces and generally expects that their systems, as well as those of their key external service providers, will be ready to handle Y2K without significant problems. Furthermore, the Fund has been routinely taking each company's Y2K preparations into account when considering or reviewing investments.

In summary, while the Y2K problem is unprecedented and we cannot completely eliminate the possibility that the Fund could be affected in some way, we are confident that all parties involved are taking appropriate steps to resolve Y2K concerns.

                Statement of Net Assets
                May 31, 1999

                Investments                       Shares          Value
                -----------                       ------          -----

Investments in Securities 97.85%
Common Stocks 81.61%

Aerospace 3.37%     Allied-Signal Inc.            20,000  $   1,161,250

                    Boeing Co.                    11,000        462,687

                    Rockwell International Corp.  10,000        551,875

                    Total                                     2,175,812
                                                              ---------

Aluminum 1.36%      Alcoa Inc.                    16,000        880,000
                                                              ---------
Apparel 1.07%       VF Corp.                      15,000        690,000
                                                              ---------
Auto Parts .17%     Delphi Automotive Systems      5,591        109,723
                                                              ---------
Automobiles .85%    General Motors Corp.           8,000        552,000
                                                              ---------
Banks: Money        BankAmerica Corp.             11,316        732,004
Center 2.37%        Chase Manhattan Corp.         11,000        797,500

                    Total                                     1,529,504
                                                              ---------
Banks: Regional     Bank One Corp.                30,000      1,696,875
  4.97%             Mellon Bank Corp.             20,000        713,750

                    Wells Fargo Co.               20,000        800,000

                    Total                                     3,210,625
                                                              ---------
Brokers .30%        Morgan Stanley
                    Dean Witter & Co.              2,000        193,000
                                                              ---------
Chemicals 2.81%     Dow Chemical Co.               5,000        607,500

                    Rohm & Haas Co.               30,000      1,203,750

                    Total                                     1,811,250
                                                              ---------
Computer: Hardware International Business
& Services 4.20%    Machines Corp.                14,000      1,628,375

                    Unisys Corp.*                 28,500      1,081,219

                    Total                                     2,709,594
                                                              ---------
Computer:
Software .93%       Sun Microsystems Inc.*        10,000        597,500
                                                              ---------
Data Processing
  1.53%             First Data Corp.              22,000        988,625
                                                              ---------

Drugs/Health Care   American Home
Products 3.50%      Products Corp.                20,000  $   1,152,500

                    Pharmacia & Upjohn Inc.       20,000      1,108,750

                    Total                                     2,261,250
                                                              ---------
Electric Power 5.58% Carolina Power & Light Co.   14,000        612,500

                    Duke Energy Corp.             12,000        723,750

                    SCANA Corp.                   85,000      2,268,438

                    Total                                     3,604,688
                                                              ---------
Electrical Equipment
  1.48%             Emerson Electric Co.          15,000        958,125
                                                              ---------
Financial:          Aon Corp.                     15,000        645,000
Miscellaneous 1.84% Fannie Mae                     8,000        544,000

                    Total                                     1,189,000
                                                              ---------
Food 1.95%          Heinz H. J. Co.               26,000      1,256,125
                                                              ---------
Health-Care Services Aetna Inc.                   11,000        998,938
  1.62%             Columbia/HCA
                    Healthcare Corp.               2,000         47,125

                    Total                                     1,046,063
                                                              ---------
Household Products
  1.36%             Kimberly Clark Corp.          15,000        880,313
                                                              ---------
Insurance: Life
  3.22%             American General Corp.        15,000      1,083,750

                    ReliaStar Financial Corp.     24,000        997,500

                    Total                                     2,081,250
                                                              ---------
Insurance: Property Chubb Corp.                   12,000        840,750
& Casualty 2.51%    St. Paul Companies Inc.       22,000        782,375

                    Total                                     1,623,125
                                                              ---------
Machinery:
Diversified 1.24%   Deere & Co.                   21,000        799,312
                                                              ---------
Media 1.16%         CBS Corp.                     18,000        751,500
                                                              ---------
Miscellaneous 1.27% Fortune Brands Inc.           20,000        817,500
                                                              ---------
2

                  Statement of Net Assets
                  May 31, 1999


                  Investments                        Shares         Value
                  -----------                        ------         -----

Natural Gas:
Distribution .87%     Nicor Inc.                     15,000  $     564,375
                                                              ------------
Natural Gas:
Diversified 2.39%     The Coastal Corp.              40,000      1,542,500
                                                              ------------
Office Equipment/
Supplies 1.00%        Xerox Corp.                    11,500        646,156
                                                              ------------
Oil Well Equipment/
Services 1.55%        Baker Hughes Inc.              32,000        998,000
                                                              ------------
Oil: International    Chevron Corp.                  10,000        926,875
Integrated 7.30%      Exxon Corp.                    10,000        798,750

                      Mobil Corp.                    25,000      2,531,250

                      Texaco Inc.                     7,000        458,500

                      Total                                      4,715,375
                                                              ------------
Paper and Forest      Champion
Products 1.83%        International Corp.            23,000      1,178,750
                                                              ------------
Photographic .21%     Eastman Kodak Co.               2,000        135,250
                                                              ------------
Pollution Control
   2.38%              Waste Management Inc.          29,000      1,533,375
                                                              ------------
Printing and          Gannett Co., Inc.               9,000        650,250
Publishing 2.23%      Tribune Co.                    10,000        789,375

                      Total                                      1,439,625
                                                              ------------
Retail: Department    Federated Department
& Merchandise 1.27%   Store Inc.                     15,000        817,500
                                                              ------------
Telecom and           AT& T Corp.                    48,000      2,664,000
Data Services 5.20%   MCI WorldCom Inc.*              8,000        691,000

                      Total                                      3,355,000
                                                              ------------
                                                  Shares or
                                                  Principal
                      Investments                  Amount            Value
                      -----------                  ------            -----

Telephone: Regional Alltel Corp.                     14,000  $   1,003,625
   4.72%              Bell Atlantic Corp.            14,000        766,500

                      SBC Communication Inc.         25,000      1,278,125

                      Total                                      3,048,250
                                                              ------------

                      Total Investments in
                      Common Stocks
                      (Cost $40,613,986)                        52,690,040
                      ------------------                        ----------

U. S. Government Obligations 16.24%
--------------------------------------------------------------------------------
                      U. S. Treasury Strip
                      due 5/15/2000
                      (Cost $10,118,297)        $11,000,000     10,484,375
                                                              ------------
                      Total Investments
                      in Securities
                      (Cost $50,732,283)                        63,174,415
                                                              ------------
Other Assets, Less Liabilities 2.15%
--------------------------------------------------------------------------------
Short-Term            FNMA
Investments           Discount Note
                        4.72% due 6/1/1999
                      (Cost $1,689,335)       $   1,690,000      1,689,335
                                                              ------------
Cash and Receivables, Net of Liabilities                          (302,015)
                                                              ------------

                      Total Other Assets,
                      Less Liabilities                           1,387,320
                                                              ------------
Net Assets 100.00% (equivalent to $29.36 a share
                      on 2,198,838 shares of
                      beneficial interest outstanding)         $64,561,735
                                                              ------------
                     *Non-income producing security.
                      See Notes to Financial Statements.


                 Statement of Operations

Investment Income                                                                              Year Ended May 31,
1999

Income         Dividends                                                                       $948,445
               Interest                                                                         738,561
               Total income                                                                                $1,687,006
                                                                                                           ----------
Expenses       Management fee                                                                   405,523
               12b-1 distribution plan                                                          156,317
               Shareholder servicing                                                             98,671
               Insurance                                                                        119,227
               Professional                                                                      35,177
               Reports to shareholders                                                           20,108
               Other                                                                             12,991
                                                                                                 ------
               Total expense before reductions                                                  848,014
               Expense reductions                                                                (4,285)
               Net expenses                                                                                   843,729
                                                                                                              -------
               Net investment income                                                                          843,277
                                                                                                              -------
Realized and Unrealized Gain on Investments

Net realized gain from investment transactions                                                              4,745,601
Net change in unrealized appreciation of investments                                                          356,986
Net realized and unrealized gain on investments                                                             5,102,587
Net Increase in Net Assets Resulting from Operations                                                       $5,945,864
                                                                                                           ==========

               See Notes to Financial Statements.

                 Statements of Changes in Net Assets

                                                                                               Year Ended May 31,
  Increase (Decrease) in Net Assets                                                          1999            1998
  ---------------------------------                                                          ----            ----

  Operations     Net investment income                                                   $  843,277  $    1,118,772

                 Net realized gain from investment transactions                           4,745,601       8,390,313

                 Net change in unrealized appreciation of investments                       356,986       1,336,041

                 Net increase in net assets resulting from operations                     5,945,864      10,845,126
                                                                                          ---------      ----------

  Undistributed net investment income included in price of share transactions
      (See Note 1d)                                                                            --         (88,224)
                                                                                           ---------      -------
  Dividends and Distributions to shareholders from:

                 Net investment income                                                     (594,683)    (1,300,651)

                 Net realized gain from investment transactions                          (5,153,708)    (7,216,887)

                 Total                                                                   (5,748,391)    (8,517,538)
                                                                                         ----------     ----------

  Capital share transactions:

                 Net asset value of 226,821 and 400,701 shares issued in
                    reinvestment of dividends and distributions, respectively             5,751,284       8,517,538
                 Cost of 299,113 and 219,434 shares reacquired, respectively             (7,971,180)    (5,426,624)

                 Reverse share split of 226,821 and 400,701 shares, respectively                --            --

                 Increase (decrease) in net assets derived from capital share transactions (net decrease in shares of 299,113 and
                  219,434, respectively)                                                 (2,219,896)      3,090,914
                                                                                         ----------      ----------
  Increase (decrease) in net assets                                                      (2,022,423)      5,330,278
                                                                                         ----------      ----------
  Net Assets

                 Beginning of year                                                       66,584,158      61,253,880
                                                                                         ----------      ----------

                 End of year (including undistributed net investment income of
                   $750,858 and $1,018,151, respectively)                               $64,561,735     $66,584,158
                                                                                         ----------      ----------
                 See Notes to Financial Statements.

                 Financial Highlights

                                                                                                               Year
Ended May 31,
  Per Share Operating Performance:                               1999           1998           1997
1996          1995
  --------------------------------                               ----           ----           ----
----          ----

  Net asset value, beginning of year                          $   26.66      $   22.54     $   19.05    $
16.40       $   14.04
                                                              ---------      ---------     ---------
----------       ---------

        Income from investment operations

        Net investment income                                       .36            .43           .54
 .47             .36

        Net realized and unrealized gain on investments            2.34           3.69          2.95
2.18           2.00

        Total from investment operations                            2.70          4.12          3.49
2.65            2.36
                                                                    ----          ----          ----
----            ----

        Distributions

        Dividends from net investment income                       (.25)          (.50)        (.47)
(.22)           (.34)

        Distributions from net realized gain                      (2.17)         (2.78)        (2.18)
(1.61)          (1.25)

        Total distributions                                       (2.42)         (3.28)        (2.65)
(1.83)          (1.59)

        Reverse share split                                        2.42           3.28          2.65
1.83            1.59

  Net asset value, end of year                                $   29.36      $   26.66     $   22.54    $
19.05       $   16.40
                                                              ----------      ---------     ----------
--------       ---------

  Total Return (a)                                                10.17%         18.27%        18.32%
16.16%          16.81%
                                                                  ======         ======        ======
======          ======

  Ratios/Supplemental Data:

        Net assets, end of year (000)                           $64,562       $66,584        $61,254
$57,351         $54,717
                                ----                            -------       -------        -------
-------         -------

        Ratios to Average Net Assets:

        Expenses, including waiver                                 1.35% (b)      1.36%         1.45%
1.50%           1.80%

        Expenses, excluding waiver                                 1.35%          1.36%         1.45%
1.50%           1.81%

        Net investment income                                      1.35%          1.71%         2.66%
2.63%           2.48%

        Portfolio turnover rate                                   59.17%         43.10%        51.68%
66.48%          35.12%
                                                                  -----          -----         -----
-----           -----

(a) Total return does not consider the effects of sales loads and assumes the reinvestment of all distributions.

(b) The ratio includes expenses paid through an expense offset arrangement. See Notes to Financial Statements.

 1. Significant Accounting Policies

Lord Abbett Equity Fund (the "Company") was organized as a Massachusetts business trust on January 19, 1990 and is registered under the Investment Company Act of 1940 as a diversified, open-end management investment company.
The financial statements have been prepared in conformity with generally accepted accounting principles which require management to make certain estimates and assumptions at the date of the financial statements. The following is a summary of significant accounting policies of the Company: (a) Security valuation is determined as follows: Portfolio securities listed or admitted to trading privileges on any national securities exchange are valued at the last sales price on the principal securities exchange on which such securities are traded, or, if there is no sale, at the mean between the last bid and asked prices on such exchange. Securities traded in the over-the-counter market are valued at the mean between the last bid and asked prices in such market, except that securities admitted to trading on the NASDAQ National Market System are valued at the last sales price if it is determined that such price more accurately reflects the value of such securities. Short-term securities maturing in 60 days or less are valued at amortized cost which approximates market value. Securities for which market quotations are not available are valued at fair value under procedures approved by the Board of Trustees. (b) It is the policy of the Company to meet the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute all of its taxable income. Therefore, no federal income tax provision is required. (c) Investment transactions are accounted for on the date that the investments are purchased or sold (trade date). Realized gains and losses from investment transactions are calculated on the identified cost basis. Dividend income and distributions to shareholders are recorded on the ex-dividend date. (d) Effective June 1, 1998, the Company discontinued the accounting practice of equalization. Undistributed net investment income of $135,761, representing accumulated equalization at May 31, 1998, was transferred from paid-in-capital. Such reclassification has no effect on net assets, results of operations, or net asset value per share. Discontinuing the use of equalization will result in a simpler and more meaningful financial statement presentation. (e) It is the policy of the Company to accrue discounts on U. S. Treasury Strips using the constant yield-to-maturity method. (f) Reverse Share Splits: The Trustees may authorize reverse share splits immediately after, and of a size so as to exactly offset, the payment of dividends and distributions. After taking into account the reverse share split, a shareholder reinvesting dividends and distributions will hold exactly the same number of shares as owned prior to the distribution and reverse share split. A shareholder electing to receive dividends and distributions in cash will have fewer shares than previously owned.

2. Management Fee and Other Transactions with Affiliates

The Company has a management agreement with Lord, Abbett & Co. (" Lord Abbett") pursuant to which Lord Abbett supplies the Company with investment management, research, statistical and advisory services and pays officers' remuneration and certain other expenses of the Company. The management fee paid is based on average daily net assets at the rate of .65% per annum. Certain of the Company's officers and trustees have an interest in Lord Abbett. The Company adopted a Rule 12b-1 Plan which provides for the payment of .25% of the average daily net asset value of shares of the Company.

3. Paid In Capital
At May 31, 1999, paid in capital aggregated $46,708,973.

4. Purchases and Sales of Securities

Purchases and sales of investment securities (other than U. S. Government obligations and short-term securities) aggregated $35,823,450 and $43,229,288, respectively. As of May 31, 1999, net unrealized appreciation for federal income tax purposes aggregated $12,442,132 of which $12,568,638 related to appreciated securities and $126,506 related to depreciated securities. The cost of investments for federal income tax purposes is substantially the same as that used for financial reporting purposes.

5. Distributions

Distributions from net investment income and net realized gains from investment transactions are declared annually. Accumulated undistributed net realized gain at May 31, 1999 for financial reporting purposes, aggregated $4,659,772. Income and capital gains distributions are determined in accordance with income tax regulations which may differ from methods used to determine the corresponding income and capital gains amounts in accordance with generally accepted accounting principles.

The Trustees of the Company declared the following reverse share splits:

          Declaration Date                      Rate
--------------------------------------------------------------------------------
             12/28/94                          .889583333
             12/27/95                          .900489396
             12/27/96                          .872289157
             12/23/97                          .866286180
             12/23/98                          .911290323
--------------------------------------------------------------------------------

6. Insurance

The Company has entered into an agreement with Financial Security Assurance Inc. (" Financial Security"), pursuant to which Financial Security has guaranteed unconditionally and irrevocably to the Company that the net asset value of each initially purchased share will not be less than $10 on May 31, 2000, provided that all dividends and distributions attributable to that share are reinvested. Insurance expense includes an annual premium equal to .50% of the total amount guaranteed.

 7. Trustees' Remuneration

The Trustees of the Trust associated with Lord Abbett and all officers of the Trust receive no compensation from the Trust for acting as such. Outside Trustees' fees and retirement costs are allocated among all funds in the Lord Abbett group based on the net assets of each fund.

8. Expense Reduction

The Company has entered into an arrangement with its transfer agent whereby credits realized as a result of uninvested cash balances were used to reduce a portion of the Company's expenses.

Independent Auditors' Report

The Board of Trustees and Shareholders,
Lord Abbett Equity Fund:

We have audited the accompanying statement of net assets of Lord Abbett Equity Fund as of May 31, 1999, the related statements of operations for the year then ended and of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at May 31, 1999 by correspondence with the custodian and brokers; where replies were not received from brokers, we performed other auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Lord Abbett Equity Fund at May 31, 1999, the results of its operations, the changes in its net assets and the financial highlights for the above-stated periods, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
New York, New York
July 9, 1999

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http://www.lordabbett.com

Copyright (C) 1999 by Lord Abbett Equity Fund, 767 Fifth Avenue, New York, NY 10153-0203

This publication is intended for the general information of shareholders of Lord Abbett Equity Fund only. There is no guarantee that the forecasts contained within this publication will come to pass.

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